Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2005 Employee Stock Purchase Plan of Alexza Pharmaceuticals, Inc. of our report dated February 13, 2006 (except for paragraph 5 of Note 1, as to which the date is February 27, 2006), with respect to the financial statements of Alexza Pharmaceuticals, Inc. included in its Registration Statement on Form S-1 (No. 333-130644), as amended, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
March 17, 2006